1

                           -21-0207 Amendment Vaughan
                            Nelson - Code of Ethics



                   Vaughan Nelson Investment Management, L.P.
                          Vaughan Nelson Trust Company


                                 Code of Ethics
                         (Amended as of March 20, 2007)


This is the Code of Ethics of Vaughan Nelson Investment Management, L.P. and Vaughan Nelson Trust Company (collectively, the "Firm").

Things You Need to Know to Use This Code

         1. Terms in boldface type have special meanings as used in this Code. To understand the Code, you need to read the definitions of these terms. The definitions are at the end of the Code.

         2. The Firm considers all employees to be Access Persons under this Code.


         There are three Reporting Forms that Access Persons have to fill out under this Code. You can get copies of the Reporting Forms from the Chief Compliance Officer.


         Board members who are not employees of the Firm, do not have to comply with the trading restrictions and blackout provisions in Section B of part II.

          Further, certain members of the Firm's board may be classified as "Non-Access Directors." See the "Definitions" section of this Code. Non-Access Directors are subject to Parts I.A. and I.B. of this Code, but not to Parts I.C., I.D. or II of the Code.

PART I--Applies to All Personnel

     A. General Principles--These Apply to All Personnel (including All Board Members)

         The Firm is a fiduciary for its investment advisory and sub-advisory clients. Fiduciaries owe their clients a duty of honesty, good faith and fair dealing. As a fiduciary, an adviser must act at all times in the client's best interests and must avoid or disclose conflicts of interest. Because of this fiduciary relationship, it is generally improper for the Firm or its personnel to:

          o    use for their own benefit  (or the  benefit of anyone  other than
               the   client)   information   about   the   Firm's   trading   or
               recommendations for client accounts; or

          o take advantage of investment opportunities that would otherwise be available for the Firm's clients.

         As a matter of business policy, the Firm wants to avoid even the appearance that the Firm, its personnel or others receive any improper benefit from information about client trading or accounts, from our positions, or from relationships with our clients or with the brokerage community.

         All personnel are required to keep any nonpublic information about clients (including former clients) in strict confidence, including the client's identity (unless the client consents), the client's financial circumstances, the securities investments made by the Firm on behalf of a client, information about contemplated securities transactions, or information regarding the firm's trading strategies, except as required to effectuate securities transactions on behalf of a client or for other legitimate business purposes. Please refer also to the Firm's Privacy Policies under Regulation S-P.

         Finally, all personnel are prohibited from trading, either personally or on behalf of others, while in possession of material, nonpublic information about issuers and are also prohibited from communicating material, nonpublic information about issuers to others (other than for legitimate legal or business purposes such as informing the Chief Compliance Officer that they, or the firm, is in possession of such information). Please refer to the Firm's Insider Trading Policy for more detail.
         The Firm expects all personnel to comply with the spirit of the Code, as well as the applicable specific rules contained in the Code. You must promptly report any violations (not just of personal trading but of the overall requirements of this Code) to the Chief Compliance Officer.

         The Firm treats violations of this Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of this Code, the Firm might impose penalties or fines, cut your compensation, demote you, require disgorgement of trading gains, suspend or terminate your employment, or any combination of the foregoing.

         Improper trading activity can constitute a violation of this Code. But you can also violate this Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate this Code, even if no clients are harmed by your conduct.

         If you have any doubt or uncertainty about what this Code requires or permits, you should ask the Chief Compliance Officer. Don't just guess at the answer. Ignorance or lack of understanding is no excuse for a violation.

B.       Compliance with the Federal Securities Laws

         More generally, Firm personnel (including members of the Firm's boards) are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

     o the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules thereunder;

     o the Investment  Advisers Act of 1940 and the SEC rules thereunder;

     o the Investment Company Act of 1940 and the SEC rules thereunder;

     o title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

     o the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules thereunder.

         All firm personnel are reminded that under these laws, all oral and written statements, including those made to clients, prospective clients, or their representatives must be professional, accurate, balanced, and not misleading in any way.


C.   Gifts to or from  Brokers,  Clients or  Others--This  Applies to All Access
     Persons

         No personnel may accept or receive on their own behalf or on behalf of the Firm any gift or other accommodations from a vendor, broker, securities salesman, client or prospective client (a "business contact") that might create a conflict of interest or interfere with the impartial discharge of such personnel's responsibilities to the Firm or its clients or place the recipient or the Firm in a difficult or embarrassing position. This prohibition applies equally to gifts to members of the Family/Household of firm personnel.

         No personnel may give on their own behalf or on behalf of the Firm any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient.

         In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts (currently $200).

         These policies are not intended to prohibit normal business entertainment (e.g. dinner, sporting event tickets, etc. all of a reasonable value). Any questions as to whether a particular gift or entertainment activity constitutes normal business entertainment should be directed to the Chief Compliance Officer.




D. Service on the Board or as an Officer of Another Company--This Applies to All Personnel, Except Members of the Firm's Board Who Are Not Employees of the Firm

         To avoid conflicts of interest, insider information and other compliance and business issues, the Firm prohibits all its employees from serving as officers or members of the board of any other for-profit entity, except with the advance written approval of the Firm. Approval must be obtained through the Chief Compliance Officer, and will ordinarily require consideration by the President or the board of the Firm. The Firm can deny approval for any reason. This prohibition does not apply to service as an officer or board member of any parent or subsidiary of the Firm, nor does it apply to members of the Firm's board who are not employees of the Firm.



                  PART II--Applies to Access Persons

A.       Reporting Requirements--These Apply to All Access Persons

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Reportable Funds, Family/Household and Beneficial Ownership in the "Definitions" section at the end of this Code.

ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports. Absent extenuating circumstances, only those involved with the internal review of personal transactions (i.e., the Chief Compliance Officer, those assisting the Chief Compliance Officer and the President) will have access to submitted reports. The reports are also required to be made available for certain other purposes, such as SEC inspections.

         1. Initial Holdings Reports. No later than 10 days after you become an Access Person, you must file with the Chief Compliance Officer a Holdings Report on Form A (copies of all reporting forms are available from the Chief Compliance Officer).

         Form A requires you to list all Covered Securities in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks where you maintain an account in which any securities (not just Covered Securities) are held for the direct or indirect benefit of you or a member of your Family/Household on the date you became an Access Person. The information contained in the report must be current as of a date no more than 45 days prior to the date you became an Access Person.

         Form A also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code.

         2. Quarterly Transaction Reports. No later than 30 days after the end of March, June, September and December each year, you must file with the Chief Compliance Officer a Quarterly Transactions Report on Form B.

         Form B requires you to list all transactions during the most recent calendar quarter in Covered Securities, in which transactions you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to list all brokers, dealers, investment managers and banks where you or a member of your Family/Household established, or closed an account in which any securities (not just Covered Securities) were held during the quarter for the direct or indirect benefit of you or a member of your Family/Household.

         3. Annual Holdings Reports. By January 31st of each year, you must file with the Chief Compliance Officer an Annual Holdings Report on Form C.

         Form C requires you to list all Covered Securities in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31st of the prior year. It also requires you to list all brokers, dealers and banks where you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

         Form C also requires you to confirm that you have read and understand this Code, that you understand that it applies to you and members of your Family/Household and that you understand that you are an Access Person under the Code.

         4. Duplicate Confirmations and Periodic Statements. If you or any member of your Family/Household has a securities account that holds or will hold Covered Securities with any broker, dealer, investment manager or bank, you or your Family/Household member must direct that broker, dealer, investment manager or bank to send, directly to the Firm's Chief Compliance Officer, contemporaneous duplicate copies of all transaction confirmation statements and all account statements relating to that account.


B.       Transaction Restrictions--These Apply to All Access Persons.

         1. Preclearance. You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership, unless you obtain, in advance of the transaction, written preclearance for that transaction from the Chief Compliance Officer or others as approved by the Chief Compliance Officer. FORM D - Personal Trade Sheet should be used for preclearance.

         Once obtained, preclearance is valid only for the day on which it is granted and the following one (1) business day. The Chief Compliance Officer may revoke a preclearance any time after it is granted and before you execute the transaction. The Chief Compliance Officer may deny or revoke preclearance for any reason. In no event will preclearance be granted for any Covered Security if, to the knowledge of the Chief Compliance Officer, the Firm has purchased or sold that same security or a closely related security that day OR the Firm has a buy or sell order pending for that same security or a closely related security (such as an option relating to that security, or a related convertible or exchangeable security).

         The preclearance requirements do not apply to the following categories of transactions:

o Transactions in futures and options contracts on interest rate instruments or indexes, and options on such contracts.

o Shares of registered open-end investment companies other than shares of a Reportable Fund or an Exchange Traded Fund (ETFs) which is based upon a broad-based securities index.

o NOTE: It is the employee's responsibility to determine whether or not a particular fund is a Reportable Fund or not. Ignorance, error or oversight is no excuse. Err on the side of caution; check the current Reportable Fund listing or confer with the Chief Compliance Officer.

o Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

o Transactions effected through an unaffiliated managed account are excluded only if the Access Person (or member of his or her Family/Household, as applicable) has not initiated the investment transaction, has not been consulted regarding any specific investment recommendations or decisions, and is not otherwise participating in the account's investment process.

o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer.

o Transactions in securities of collective investment vehicles (other than Reportable Funds) for which the Firm serves as the investment adviser (for example, the purchase or redemption by you of an interest in a Firm-managed hedge fund would not be subject to pre-clearance).

o Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm-managed hedge fund of a Covered Security would not be subject to pre-clearance, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such Covered Security).

         NOTE: The following are not Covered Securities, and so are also not subject to the preclearance requirements: direct obligations of the U.S. Government, bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt obligations (including repurchase agreements), shares issued by money market funds and shares of registered open-end investment companies that are not Reportable Funds.


         2. Initial Public Offerings and Private Placements. Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any Covered Security in an initial public offering. In addition, neither you nor any member of your Family/Household may acquire Beneficial Ownership in any Covered Security in a private placement, except with the specific, advance written approval of the Chief Compliance Officer, which the Chief Compliance Officer may deny for any reason.


3. Prohibition on Short-Term Trading in Reportable Funds. Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, shares of any Reportable Fund within any period of 30 calendar days for a profit. This prohibition applies to shares of Reportable Funds held in 401(k) plan accounts, as well as in other accounts in which you or a member of your Family/Household has Beneficial Ownership. Note that an exchange of shares counts as a sale of shares for purposes of this prohibition.

     This   prohibition   does  not  apply  to  the   following   categories  of
     transactions:

o Transactions under automatic investment or withdrawal plans, including automatic 401(k) plan investments, and transactions under a Reportable Fund's dividend reinvestment plan.

o For example, if you have established an automatic investment plan under which regular monthly investments are automatically made in a Reportable Fund, that investment will not be considered to begin or end a 30-day holding period.

o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

Note that, in applying the prohibition on short-term trading in Reportable Funds, the Firm may take account of all purchase and sale transactions in a Reportable Fund, even if the transactions were made in different accounts. For example, a purchase of shares of a Reportable Fund in a brokerage account, followed within 30 days by an exchange out of the same Reportable Fund in your 401(k) account, will be treated as a violation.

In applying the 30-day holding period, the most recent purchase (or sale) will be measured against the sale (or purchase) in question. (That is, a last-in, first-out analysis will apply.) Also, if fewer than 30 days have elapsed since a purchase (or sale), no shares of that Reportable Fund may be sold (or purchased). That is, a violation will be deemed to have occurred even if the number of shares or the dollar value of the second trade was different from the number of shares or dollar value of the first trade.

4. Prohibition on Short-Term Trading of Covered Securities Other Than Reportable Funds. Neither you nor any member of your Family/Household may purchase and sell, or sell and purchase, a Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security) within any period of 60 calendar days for a profit. If any such transactions occur, the Firm will require any profits from the transactions to be disgorged for donation by the Firm to charity. This prohibition on short-term trading does not apply to:

o Transactions in securities of collective investment vehicles for which the Firm serves as an investment adviser, other than registered investment companies. Note that Section 3 above contains separate prohibitions on short-term trading in Reportable Funds.

o Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which you may be deemed to have Beneficial Ownership (for example, the purchase or sale by a Firm-managed hedge fund of a Covered Security would not be subject to this prohibition, even though the portfolio manager of the hedge fund could be deemed to have a Beneficial Ownership of such Covered Security).

o Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities and received by you (or Family/Household member) from the issuer.

o Transactions in common or preferred stocks of a class that is publicly-traded, has a 10 day average daily trading volume greater than 250,000 shares (as indicated by Reuters or an equivalent source) and is issued by a company with a stock market capitalization of at least 5 billion U.S. dollars (or the equivalent in foreign currency)

o Transactions effected through an unaffiliated managed account where the Access Person (or member of his or her Family/Household, as the case may be) has not initiated the investment transaction, has not been consulted regarding specific investment recommendations or decisions, and is not otherwise participating in the investment process.

5. 7-Day Blackout Period--This Applies to All Access Persons. No Access Person (including any member of the Family/Household of such Access Person) may purchase or sell any Covered Security within the three business days immediately before or after a business day on which any client account managed by the Firm purchases or sells that Covered Security (or any closely related security, such as an option or a related convertible or exchangeable security), unless the Access Person had no actual knowledge that the Covered Security (or any closely related security) was being considered for purchase or sale for any client account. If any such transactions occur, the Firm will generally require any profits from the transactions to be disgorged for donation by the Firm to charity. Note that the total blackout period is 7 business days (the day of the client trade, plus three business days before and three business days after).

Hardship Exception: to the extent an individual desires to sell a security currently owned by that individual and is only precluded from selling the security due to an ongoing blackout period (e.g. daily long-short positioning transacts in the security everyday), the individual may request a `hardship exception' from the Chief Compliance Officer. Based upon all facts and circumstances surrounding the hardship, the Chief Compliance Officer may, in his/her sole discretion, formulate an objective plan of liquidation to facilitate the individual's sale in a manner which will not benefit from or impact transactions undertaken on behalf of the firm's clients.

NOTE: It sometimes happens that an Access Person who is responsible for making investment recommendations or decisions for client accounts (such as a portfolio manager or analyst) determines--within the three business days after the day he or she (or a member of his or her Family/Household) has purchased or sold for his or her own account a Covered Security that was not, to the Access Person's knowledge, then under consideration for purchase by any client account--that it would be desirable for client accounts as to which the Access Person is responsible for making investment recommendations or decisions to purchase or sell the same Covered Security (or a closely related security). In this situation, the Access Person MUST put the clients' interests first, and promptly make the investment recommendation or decision in the clients' interest, rather than delaying the recommendation or decision for clients until after the third day following the day of the transaction for the Access Person's (or Family/Household member's) own account to avoid conflict with the blackout provisions of this Code. The Firm recognizes that this situation may occur in entire good faith, and will not require disgorgement of profits in such instances if it appears that the Access Person acted in good faith and in the best interests of the Firm's clients.

         The blackout requirements do not apply to the following categories of transactions:
o Transactions in common or preferred stocks of a class that is publicly-traded, has a 10 day average daily trading volume greater than 250,000 shares (as indicated by Reuters or an equivalent source) AND is issued by a company with a stock market capitalization of at least 5 billion U.S. dollars (or the equivalent in foreign currency). Day of trade blackout is still applicable.

o Transactions in futures and options contracts on interest rate instruments or indexes, and options on such contracts.

o Transactions that occur by operation of law or under any other circumstance in which neither the Access Person nor any member of his or her Family/Household exercises any discretion to buy or sell or makes recommendations to a person who exercises such discretion.

o Transactions effected through an unaffiliated managed account are excluded only if the Access Person (or member of his or her Family/Household, as applicable) has not initiated the investment transaction, has not been consulted regarding any specific investment recommendations or decisions, and is not otherwise participating in the account's investment process.

o Purchases of Covered Securities pursuant to an automatic dividend reinvestment plan.

o Purchases pursuant to the exercise of rights issued pro rata to all holders of the class of Covered Securities held by the Access Person (or Family/Household member) and received by the Access Person (or Family/Household member) from the issuer.

o Transactions in securities of collective investment vehicles (other than Reportable Funds) for which the Firm serves as the investment adviser.

o Transactions in Covered Securities by Firm-sponsored collective investment vehicles for which the Firm serves as investment adviser as to which the Investment Person may be deemed to have Beneficial Ownership

Definitions

         These terms have special meanings in this Code of Ethics:

                                  Access Person
                              Beneficial Ownership
                            Chief Compliance Officer
                                Covered Security
                                Family/Household
                               Non-Access Director
                                 Reportable Fund

         The special meanings of these terms as used in this Code of Ethics are explained below. Some of these terms (such as "beneficial ownership") are sometimes used in other contexts, not related to Codes of Ethics, where they have different meanings. For example, "beneficial ownership" has a different meaning in this Code of Ethics than it does in the SEC's rules for proxy statement disclosure of corporate directors' and officers' stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

                IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the Chief Compliance Officer. Don't just guess at the answer.

Access Person includes:

                    Every member of the board of the Firm or of the Firm's general partner, Vaughan Nelson Investment Management, Inc., other than Non-Access Directors

                  Every employee of the Firm

                  Every employee of the Firm (or of any company that directly or indirectly has a 25% or greater interest in the Firm) who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for any client account, or whose functions relate to the making of any recommendations with respect to purchases and sales.

Beneficial ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. It also includes transactions over which you exercise investment discretion (other than for a client of the Firm), even if you don't share in the profits.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

                  Securities held in a person's own name, or that are held for the person's benefit in nominee, custodial or "street name" accounts.

                  Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or "street name" account).

                  Securities that are being managed for a person's benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a "blind trust" or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account. (Just putting securities into a discretionary account is not enough to remove them from a person's Beneficial Ownership. This is because, unless the arrangement is a "blind trust," the owner of the account can still communicate with the manager about the account and potentially influence the manager's investment decisions.)

                  Securities in a person's individual retirement account.

                  Securities in a person's account in a 401(k) or similar retirement plan, even if the person has chosen to give someone else investment discretion over the account.

                  Securities owned by a trust of which the person is either a trustee or a beneficiary.

                  Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or "street name" account).

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of this Code. You should ask the Chief Compliance Officer if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

Chief Compliance Officer means Richard Faig, or another person that he or she designates to perform the functions of Chief Compliance Officer when he or she is not available. For purposes of reviewing the Chief Compliance Officer's own transactions and reports under this Code, the functions of the Chief Compliance Officer are performed by the individual designated to perform such functions by the Chief Compliance Officer.

Covered Security means anything that is considered a "security" under the Investment Company Act of 1940, or the Investment Advisers Act of 1940, except:

                  Direct obligations of the U.S. Government. (Note: This includes only securities supported by the full faith and credit of the U.S. Government, such as U.S. Treasury bonds, and does not include securities issued or guaranteed by federal agencies or government-sponsored enterprises that are not supported by the full faith and credit of the U.S. Government. )

                  Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

                  Shares of money market funds

                  Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds. Please refer to current listing of Reportable Funds.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as "securities," such as:

                  options on securities, on indexes and on currencies.

                  investments in all kinds of limited partnerships.

                  investments in foreign unit trusts and foreign mutual funds.

                    investments in private investment funds, hedge funds (e.g., a fund managed by the Firm) and investment clubs.

If you have any question or doubt about whether an investment is considered a security or a Covered Security under this Code, ask the Chief Compliance Officer.

Members of your Family/Household include:

                  Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

                  Your children under the age of 18.

                  Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support). Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

Comment--There are a number of reasons why this Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise need to contribute to that person's support. Second, members of your household could, in some circumstances, learn of information regarding the Firm's trading or recommendations for client accounts, and must not be allowed to benefit from that information.

Non-Access Director means any person who is a director of Vaughan Nelson Trust Company or of the corporate general partner of Vaughan Nelson Investment Management, L.P. but who is not an officer or employee of the Firm or of such corporate general partner and who meets all of the following conditions:

o He or she, in connection with his or her regular functions or duties, does not make, participate in or obtain information regarding the purchase or sale of Covered Securities by a registered investment company, and whose functions do not relate to the making of recommendations with respect to such purchases or sales;
o He or she does not have access to nonpublic information regarding any Firm clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; and
o He or she is not involved in making securities recommendations to Firm clients, and does not have access to such recommendations that are nonpublic.


Reportable Fund means any investment companies (other than money market funds) that are registered under the Investment Company Act for which the Firm serves as an investment adviser or whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. A Reportable Fund includes registered investment companies that are sub-advised by the Firm or any of the firm's affiliates. See most current listing of Reportable Funds maintained by the Chief Compliance Officer.

         Comment Regarding Reportable Funds

         Reportable Funds are mutual funds for which the Firm or one of its affiliated companies serves as an investment adviser, sub-adviser or principal underwriter. Reportable Funds are included within the definition of Covered Securities. Purchases or sales of shares of Reportable Funds by Firm personnel and members of their Family/Household are subject to special scrutiny, because of the fiduciary duty that our Firm or its affiliates owe to the mutual funds which they advise, sub-advise or distribute. For personnel of a firm like ours that is part of a large organization where there are a number of firms under common control that advise, sub-advise or distribute mutual funds, the universe of Reportable Funds is large. The Chief Compliance Officer maintains a list of the mutual funds that are classified as Reportable Funds.

                                 Acknowledgment


         I have received the Code of Ethics (the "Code") of Vaughan Nelson Investment Management, L.P. / Vaughan Nelson Trust Company (together the "Firm") and have read and understand the Code, understand that it applies to me and members of my Family/Household and that I am an Access Person under the Code. In addition, I have been trained with respect to such sections.


         I understand that I am responsible for, and I certify that I have, to date, complied with and will continue to comply with, the policies and procedures in the Code. I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.




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